                                             NYNEX CORPORATION
                             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                                          DATA STATED IN MILLIONS





REGULATION                     STATEMENT CAPTION                          1993         1992          1991
5-02(1)                 Cash and temporary cash investments             $   158      $    89       $   158
5-02(4)                 Allowance for doubtful accounts                     206          190           170
5-02(9)                 Total current assets                              3,922        3,524         3,818
5-02(18)                Total assets                                     29,458       27,732        27,503
5-02(21)                Total current liabilities                         6,807        4,795         5,400
5-02(22)                Long-term debt                                    6,938        7,018         6,833
5-02(29)                Preferred stock - no mandatory redemption            -            -             -
5-02(30)                Common stock                                        431          214           211
5-02(31) (a) (1)        Additional paid in capital                        6,625        6,520         6,282
5-03(b) (8)             Interest expense                                    660          685           726
5-03(b) (10)            Earnings (loss) before income taxes and
                          cumulative effect of change in accounting
                          principle                                        (445)       1,882           793
5-03(b) (11)            Income tax                                         (173)         570           192
5-03(b) (16)            Earnings (loss) before cumulative effect of
                          charge in accounting principle                   (272)       1,311           601
5-03(b) (18)            Cumulative effect of change in accounting
                          for postemployment benefits, net of taxes        (122)          -             -
5-03(b) (19)            Net income(loss)                                   (394)       1,311           601
